Exhibit 99.2(k)(v)

PEACHTREE ALTERNATIVE STRATEGIES FUND

MANAGEMENT FEE WAIVER AGREEMENT

THIS AGREEMENT, is made and entered into effective as of March 4, 2025 by and between Peachtree Alternative Strategies Fund (the “Fund”) and HB Wealth Management, LLC (the “Adviser”), a Georgia limited liability company.

WHEREAS, the Fund’s Board of Trustees has appointed the Adviser to serve as the investment adviser of the Fund pursuant to that certain Investment Advisory Agreement between the Fund and the Adviser, dated as of March 4, 2025 (the “Investment Advisory Agreement”); and

WHEREAS, pursuant to the terms of the Investment Advisory Agreement, the Fund is obligated to pay the Adviser an advisory fee equal to an annual rate of 0.75%, payable monthly based on the Fund’s month end net asset value (the “Advisory Fee”); and

WHEREAS, the Fund and the Adviser desire to enter into the arrangements described herein relating to the Adviser’s contractual waiver of the Advisory Fee;

NOW, THEREFORE, the Fund and the Adviser hereby agree as follows:

1.	The Adviser hereby agrees to waive the entirety of the Advisory Fee as of the date hereof through April 30, 2027 (the “Fee Waiver”).

2.	The Fee Waiver described in Section 1 above is irrevocable and not subject to any recoupment by the Adviser.

3.	The Adviser acknowledges that the Fund will rely on this Agreement: (i) in preparing and filing post-effective amendments to the registration statement on Form N-2 for the Fund with the U.S. Securities and Exchange Commission; (ii) in accruing the Fund’s expenses for purposes of calculating its net asset value per share; and (iii) for certain other purposes and expressly permits the Fund to do so.

4.	No amendment or modification of this Agreement will be valid or binding unless it is in writing by the Fund and the Adviser.

5.	This Agreement shall terminate upon termination of the Investment Advisory Agreement or it may be terminated by the Fund, without payment of any penalty, upon sixty days’ prior written notice.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto caused their duly authorized signatories to execute this Agreement as of the day and year first written above.

PEACHTREE ALTERNATIVE STRATEGIES FUND

By:	/s/ Ford Donohue
Name:	Ford Donohue
Title:	President

HB WEALTH MANAGEMENT, LLC

By:	/s/ Kyle Glenn
Name:	Kyle Glenn
Title:	Chief Operating Officer